Exhibit 3.1

CERTIFICATE OF INCREASE

OF

SERIES B CUMULATIVE PREFERRED STOCK

OF

FAT BRANDS INC.

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

FAT Brands Inc. , a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify that:

FIRST: In an Amended and Restated Certificate of Designation of Rights and Preferences of Series B Cumulative Preferred Stock, filed with the Secretary of State of the State Delaware on July 15, 2020 (the “Certificate of Designation”), the Corporation was authorized to issue 850,000 shares of Series B Cumulative Preferred Stock as a series of the Corporation’s preferred stock, par value $0.0001 per share.

SECOND: Pursuant to the authority conferred upon the Board of Directors of the Corporation by the Amended and Restated Certificate of Incorporation, as amended, of the Corporation (the “Certificate of Incorporation”), the Board of Directors has adopted the following resolutions increasing the number of shares designated as Series B Cumulative Preferred Stock of the Corporation:

RESOLVED, pursuant to authority expressly granted and vested in the Board under the Corporation’s Amended and Restated Certificate of Incorporation and the DGCL, the total number of authorized shares of Preferred Stock that are designated as Series B Cumulative Preferred Stock pursuant to the Certificate of Designation is hereby increased from 850,000 shares to 1,250,000 shares; and

RESOLVED FURTHER, that the powers, designations, preferences, and relative participating, optional or other special rights, and qualifications, limitations or restrictions of the Series B Preferred Stock in the Certificate of Designation shall remain unchanged as set forth in the Certificate of Designation, subject to the aforementioned increase in the authorized number of shares of Series B Preferred Stock to 1,250,000 shares.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Increase to be executed by its duly authorized officer on this 21st day of December, 2020.

FAT BRANDS INC.

By:	/s/ Andrew A. Wiederhorn
Andrew A. Wiederhorn
President and Chief Executive Officer

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